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                       [KPMG PEAT MARWICK LLP LETTERHEAD]

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BOSTON, MA 02110-2371


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Eclipsys Corporation



We consent to the incorporation by reference in this registration statement on Form S-8 of Eclipsys Corporation, of our report dated June 12, 1997 (except for
Note 10 which is as of June 26, 1997), relating to the balance sheets of SDK Healthcare Information Systems as of April 30, 1997 and the related statements of operations, stockholders' equity and cash flows for each of the fiscal years in the two-year period ended April 30, 1997, and the related financial statement schedule, which report is included in the July 28, 1998 Registration Statement on Form S-1 of Eclipsys Corporation.

                                                      KPMG PEAT MARWICK LLP

Boston, Massachusetts
September 2, 1998